Exhibit 99.1

Scott Schneider to Join Board of Directors of New Skies Satellites Holdings Ltd.

HAMILTON, Bermuda, August 9, 2005 - New Skies Satellites Holdings Ltd. (NYSE:NSE) announced today that Scott Schneider has been named to serve as a member of the Company’s Board of Directors.  Mr. Schneider’s appointment brings the total number of directors to eight.  Mr. Schneider will also serve as a member of the Company’s Audit Committee.  His appointment is effective as of August 7, 2005.

The Board determined that Mr. Schneider is “independent” under the rules of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.  He will serve as a Class II director.

Mr. Schneider is currently a member of the Board of Directors of Citizens Communications.  He was previously Vice Chairman, President and Chief Operating Officer of Citizens from 2002 to 2004 and has held various executive positions at Citizens since 2000.  Prior to joining Citizens, Mr. Schneider was Chief Financial Officer and a member of the Board of Directors of Century Communications, where he worked from 1982 to 1999.  Mr. Schneider also served as Chief Financial Officer, Senior Vice President and Treasurer and a member of the Board of Directors of Centennial from 1991 to 1999.

“I am delighted to welcome such a high-caliber and experienced executive as Scott to the New Skies family,” said Daniel Goldberg, Chief Executive Officer.  “His extensive financial experience and strong reputation will be tremendous assets for the Company as we continue to strive for strong financial performance and to return value to our shareholders.”

About New Skies Satellites (NYSE: NSE)

New Skies Satellites is one of only four fixed satellite communications companies with global satellite coverage, offering data, video, Internet and voice communications services to a range of telecommunications carriers, broadcasters, large corporations, Internet service providers and government entities around the world. New Skies has five satellites in orbit, one spacecraft under construction (NSS-8) and ground facilities around the world. New Skies Satellites Holdings Ltd. is headquartered in Hamilton, Bermuda, and has subsidiaries with offices in The Hague, Hong Kong, New Delhi, São Paulo, Singapore, Sydney and Washington, D.C.  Further information is available at www.newskies.com

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For additional information, please contact:

Melanie Dickie

Corporate Communications, New Skies Satellites

mdickie@newskies.com

Boris Djordjevic

Investor Relations, New Skies Satellites

bdjordjevic@newskies.com